EXHIBIT 5.1

                                [CASSIDY & ASSOCIATES LETTERHEAD]

                                        March 10, 1997

Board of Directors
Westmark Group Holdings, Inc.
355 N.E. Fifth Avenue
Delray Beach, Florida 33483

Gentlemen:

       This opinion letter is submitted to you in conformance with Item 601 of Regulation S-B of the Securities and Exchange Commission with respect to the registration on Form S-8 (the "Registration Statement") by Westmark Group Holdings, Inc., a Delaware corporation, ("the Company") of 5,000 shares of Common Stock, $.001 par value per share ("the Shares"), to be issued to William M. Golson.

       We have examined the original, certified, conformed, photostatic, electronic, facsimile or other forms of such corporate records, resolutions, certificates, authorizations or other documents as we have considered relevant to our opinion. In all such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to originals and certified documents of all copies submitted to us as conformed, photostatic, electronic or facsimile copies. In reviewing corporate records and other documents, we have assumed the accuracy of those records and documents.
We have consulted with such officers, directors, employees, and advisors of the Company in regard to questions of material fact as we have considered relevant to our opinion, and have relied upon the accuracy and completeness of the statements and representations of such persons. We have examined such laws, statutes, judicial or administrative decrees, interpretations and opinions, and such other sources as we have considered material to the legal issues relevant to our opinion.

      Based upon and in reliance on the foregoing, we are of the opinion that the Shares have been duly authorized for issue and that the Shares, when issued as authorized by the Board of Directors of the Company, will be duly authorized and validly issued, fully paid and non-assessable.

       We hereby consent to the inclusion of this opinion letter in the Registration Statement to be filed with the Securities and Exchange Commission.



                                                      Sincerely,

                                                      Cassidy & Associates

                                                      By /s/ JAMES M. CASSIDY
                                                      James M. Cassidy, Esq.